Exhibit 14.1
Consent of Independent Registered Public Accounting Firm
The Supervisory Board of
Siemens AG:
We consent to the incorporation by reference in the registration statements (Nos. 333-132089 and 333-81126) on Form S-8 of Siemens AG of our reports dated November 23, 2007, with respect to the consolidated balance sheets of Siemens AG as of September 30, 2007 and 2006, and the related consolidated statements of income, income and expense recognized in equity and cash flows for each of the years in the three-year period ended September 30, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2007, and the effectiveness of internal control over financial reporting as of September 30, 2007, which reports appear in the September 30, 2007 annual report on Form 20-F of Siemens AG. Our report dated November 23, 2007, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of September 30, 2007, expresses our opinion that Siemens AG did not maintain effective internal control over financial reporting as of September 30, 2007 because of the effect of a material weakness on the achievement of the objectives of the control criteria and states the Company’s internal control in the area of anti-corruption was not sufficiently robust to prevent certain members of management from circumventing or overriding elements of the Company’s financial control environment and misusing funds contrary to Company policies. As of September 30, 2007, the investigations of this failure, and the implementation of the Company’s remediation plan to address it, were not far enough advanced to provide a sufficient level of assurance that such circumvention or override of controls and misuse of funds by management would be prevented. This has led to the conclusion that internal control over financial reporting was not effective.
KPMG Deutsche Treuhand-Gesellschaft
Aktiengesellschaft
Wirtschaftsprüfungsgesellschaft
Munich, Germany
November 28, 2007